EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES MAY CASH DISTRIBUTION

   Dallas, Texas, May 18, 2009 - U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.029206 per unit, payable on June 12, 2009, to unitholders of record on May 29, 2009.  The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in March.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,262,000	73,000	$ 2.82

Prior Month Distribution	2,062,000	74,000	$ 3.28

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

   XTO Energy has advised the trustee that three wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $2,000,000, production expense of $1,908,000 and overhead of $847,000 in determining the royalty payment to the Trust for the current month.

Development Costs

   XTO Energy has advised the trustee that it decreased the monthly development cost deduction from $4 million to $2 million beginning with the April 2009 distribution and expects it to remain at that level through the June 2009 distribution.  At that time, XTO Energy will consider further reducing the development cost deduction.  The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions.

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817/870-2800

Statements made in this press release, including those related to development activities, annual and monthly development costs and monthly trust distributions, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties which are detailed in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by this reference as though fully set forth herein.  Although XTO Energy and the trustee believe that the expectations reflected in such forward-looking statements are reasonable, neither XTO Energy nor the trustee can give any assurance that such expectations will prove to be correct.